EXHIBIT 23

CONSENT OF S.R. SNODGRASS, A.C.

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and

the Board of Directors

of Sistersville Bancorp, Inc.

We consent to incorporation by reference of our report dated April 17, 2003, relating to the consolidated balance sheets of Sistersville Bancorp, Inc. as of March 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the two years in the period ended March 31, 2003. Said report appears as Exhibit 13 of Sistersville Bancorp, Inc.’s Annual Form 10-KSB.

/s/ S. R. SNODGRASS, A.C.

Wheeling, West Virginia
June 10, 2003